Exhibit 3(ii)

Parker-Hannifin Corporation Cleveland, Ohio (An Ohio Corporation)	Code of Regulations Revised October 2007

Code of Regulations Parker-Hannifin Corporation

Article I. Meetings of Shareholders

Section 1. Annual Meeting.

The annual meeting of shareholders for the election of Directors, the consideration of reports to be laid before the meeting, and the transaction of such other business may properly be brought before the meeting shall be held on the fourth Wednesday in October of each year or on such other day during the fourth month following the end of the fiscal year of the Corporation, at such time during business hours and at such place, either within or without the State of Ohio, as may be designated by the Board of Directors and specified in the notice of such meeting.

Section 2. Special Meetings.

Special meetings of shareholders may be held on any business day, when called by the Chairman of the Board, the President, or, in case of the President’s absence, death or disability, the Vice President authorized to exercise the authority of the President, the Board of Directors acting at a meeting, a majority of the Directors acting without a meeting, or the persons who hold twenty-five per cent of all the shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than sixty days after receipt of the request, as such officer may fix. If such notice is not given within thirty days after the delivery or mailing, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative. Each special meeting shall be called to convene between 10:00 A.M. and 2:30 P.M. and shall be held at the principal office of the Corporation, unless the meeting is called by the Directors, acting with or without a meeting, in which case such meeting may be held at any place either within or without the State of Ohio, designated by the Board of Directors and specified in the notice of such meeting.

Section 3. Notice of Meeting.

Not less than ten nor more than sixty days before the date fixed for a meeting of shareholders, written notice stating the time, place and purposes of such meeting shall be given by or at the direction of the Secretary, or an Assistant Secretary, or any other person or persons required or permitted by these Regulations to give such notice. The notice

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Code of Regulations Parker-Hannifin Corporation

Article I. Meetings of Shareholders (continued)	shall be given by personal delivery or by mail to each shareholder entitled to notice of the meeting who is of record as of the day next preceding the day on which notice is given or, if a record date therefor is duly fixed, of record as of said date. If mailed, such notice shall be addressed to the shareholders at their respective addresses as they appear on the records of the Corporation.

Section 4. Quorum; Adjournment.

Except as may be otherwise provided by law or the Articles of Incorporation, at any meeting of shareholders the shareholders present in person or by proxy shall constitute a quorum for such meeting, but no action required by law, the Articles of Incorporation, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time. If any meeting is adjourned, notice of such adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting.

Article II. Board of Directors	Section 1. Number of Directors; Election; Term of Office. The members of the Board of Directors shall be elected at each annual meeting of shareholders, and each Director shall hold office until the next annual meeting of shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office or death, provided that each Director elected prior to the Corporation’s 2008 annual meeting of shareholders for a term that is to expire after the 2008 annual meeting of shareholders shall serve the entire term for which he or she was elected and until his or her successor is elected, or until his or her earlier resignation, removal from office or death. The number of Directors, which shall not be less than three, may be fixed or changed (a) at any meeting of shareholders called to elect Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the proposal, or (b) by the Directors at any meeting of the Board of Directors by the vote of a majority of the Directors then in office.

Section 2. Directors Elected by Holders of Serial Preferred Stock.

The provisions of Section 1 shall not apply to any Directors elected by the holders of Serial Preferred Stock of all series voting separately as a class in the event of default in the payment of the equivalent of six quarterly dividends (whether or not consecutive) on any outstanding series of Serial

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Code of Regulations Parker-Hannifin Corporation

Article II. Board of Directors (continued)	Preferred Stock. Any such Directors shall be elected to serve until the next annual meeting of shareholders and until their respective successors are elected, or until such default is cured, whichever occurs first.

Section 3. Vacancies.

In the event of the occurrence of any vacancy or vacancies in the Board of Directors, however caused, the Directors then in office, though less than a majority of the whole authorized number of Directors, may, by vote of a majority of their number, fill any such vacancy for the unexpired term.

Section 4. Meetings of Directors.

Meetings of Directors may be called by the Chairman of the Board, or the President, or twenty-five percent or more of the Directors then in office. Such meetings may be held at any place within or without the State of Ohio, and may be held through any communications equipment if all persons participating can hear each other. Participation in a meeting of Directors held through communications equipment pursuant to this Section 4 of Article II shall constitute presence at such meeting. Written notice of the time and place of each meeting of Directors shall be given to each Director by personal delivery, or by mail, telegram, or cablegram at least two days before the meeting, which notice need not specify the purposes of the meeting. Notice of adjournment of a meeting of Directors need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 5. Quorum.

A majority of the Directors in office shall constitute a quorum for any meeting of Directors; provided that a majority of the Directors present at a meeting duly held, whether or not a quorum is present, may adjourn such meeting from time to time. The act of a majority of the Directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Article III. Committees	The Board of Directors may at any time appoint from its members an Executive, Audit, or other committee or committees, consisting of such number of members, not less than three, as the Board of Directors may deem advisable, together with such alternates as the Board of Directors may deem advisable to take the place of any absent member or members at any meeting of such committee. Each member and each alternate shall hold office during the pleasure of the Board of Directors. Any committee shall act only in the intervals between meetings of the Board of Directors and shall have such authority of the Board of Directors, however

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Code of Regulations Parker-Hannifin Corporation

Article III. Committees (continued)	conferred, as may, from time to time, be delegated by the Board of Directors, other than that of filling vacancies in the Board of Directors or in any committee thereof. Each committee shall keep a written record of all actions taken by it. Unless otherwise ordered by the Board of Directors, any such committee may prescribe its own rules for calling and holding meetings, including meetings by means of communications equipment, and for its own methods of procedure, and may act by a majority of its members at a meeting or without a meeting by a writing or writings signed by all of its members.

Article IV. Officers

Section 1. Designation and Election.

The Corporation shall have a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer and a Controller. The Corporation may also have such other officers and assistant officers as may be deemed necessary. The officers shall be elected by the Board of Directors, at least annually. Assistant officers may be appointed by the Chairman of the Board or the President. The Chairman of the Board and the President shall be Directors, but none of the other officers need be a Director.

Section 2. Authority and Duties of Officers.

The officers of the Corporation shall have such authority and perform such duties as are customarily incident to their respective offices, or as may be determined, from time to time, by the Board of Directors.

Article V. Corporate Seal	The corporate seal of the Corporation shall be circular in form and shall contain the name of the Corporation and the word “Seal”.

Article VI. Amendments	These Regulations may be amended in any respect, or new regulations may be adopted, by the shareholders at a meeting held for such purpose, by the affirmative vote of, or without a meeting by the written consent of, the holders of shares entitling them to exercise a majority of the voting power on such proposal.

Article VII. Indemnification of Directors, Officers and Employees	The Corporation shall indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil,

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Code of Regulations Parker-Hannifin Corporation

Article VII. Indemnification of Directors, Officers and Employees (continued)	criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the articles of incorporation or the regulations, or any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

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